UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/26/2013

SCHOLASTIC CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  000-19860

DELAWARE	13-3385513
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

557 BROADWAY
NEW YORK, NY 10012
(Address of principal executive offices, including zip code)

(212) 343-6100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) The Company entered into a severance agreement ("Severance Agreement"), dated September 26, 2013, with Maureen O'Connell, our Chief Financial Officer and Chief Administrative Officer.

    Under the terms of the Severance Agreement, Ms. O'Connell would be eligible to receive certain severance benefits in the event that she is terminated by the Company without Cause or if she voluntarily terminates her employment with the Company for Good Reason within a defined period after the occurrence of a Good Reason event.

    "Good Reason" circumstances include, among others, (i) a material diminution of Ms. O'Connell's executive titles or responsibilities and/or certain changes in reporting lines, (ii) a material reduction in salary, bonus or benefits (not being contemporaneously applied to all of the other senior executives at her level) and (iii) a material change in the geographic location of her employment.

    The term "Cause" includes (i) conviction for certain crimes, (ii) gross negligence or willful malfeasance in the performance of her duties and (iii) material failure of Ms. O'Connell to adhere to the Company's Code of Ethics, other written policies and procedures or to instructions from the Company's board of directors or Chief Executive Officer that are within the scope of her duties.In certain of these instances, a notice and cure period applies to either the Company or Ms. O'Connell.

    The severance benefits to which Ms. O'Connell would be entitled following such any such termination include: (i) a lump sum cash payment equal to thirty three (33) times her monthly base salary, (ii) any bonus (if earned) relating to a fiscal year which was completed before the effectiveness of such termination, (iii) an amount equal to Ms. O'Connell's target bonus for the fiscal year in which a termination occurs, pro-rated (based upon a percentage defined by a fraction, the numerator of which is the number of full months during the fiscal year prior to the date of effectiveness of her termination, and the denominator of which is twelve), provided that the Company's performance criteria for the fiscal year are met on a pro forma basis, and (iv) an amount equal to the cost to purchase continuing medical benefits for Ms. O'Connell and her family for a one year period under the federal COBRA law.

    In addition, following any without Cause termination or a voluntary termination by her for Good Reason, all of Ms. O'Connell's then unvested equity awards issued to her under the Company's equity plans would immediately vest without further restriction and Ms. O'Connell would be entitled to exercise any stock options then held by her for a period of ninety days or any such longer period as may be provided in the applicable stock option plan or award agreement.

    Ms. O'Connell would be entitled to receive her lump sum cash severance payment not later than the 30th business day following the termination of her employment, provided that she has executed a general release of claims in favor of the Company and any revocation period to which she is entitled by law in respect of such release has expired before the end of such 30-day period.

    If the sum of any payments owed to Ms. O'Connell as a result of a termination without Cause or a voluntary termination of her employment for Good Reason following a change of control of the Company would constitute an "excess parachute payment" (as defined in Section 280G of the Internal Revenue Code of 1986, as amended), then such payments or other benefit due to Ms. O'Connell will be reduced to the amount that is $1.00 less than the smallest sum that would subject Ms. O'Connell to an excise tax under Section 4999 of the Internal Revenue Code. The parties have also agreed that it is their intention that all payments and benefits under the Severance Agreement will comply with Section 409A of the Internal Revenue Code and the regulations thereunder.

    The Severance Agreement contains non-solicitation, non-disclosure and non-disparagement covenants. The non-solicitation covenant continues for a period of twelve months after the termination of Ms. O'Connell's employment with the Company.

    The preceding description of the Severance Agreement is qualified in its entirety by reference to the text of the Severance Agreement, which will be filed as an exhibit to the Company's next quarterly report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHOLASTIC CORPORATION

Date: September 27, 2013	By:	/s/ Andrew S. Hedden
Andrew S. Hedden
Executive Vice President, General Counsel